STOCK PURCHASE AGREEMENT

AMONG

TARSIER LTD.

AND

Mr. Randall D. Satin AND MR. Lawrence Merson

December 30, 2016

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 30, 2016 (the “Effective Date”), by and among TARSIER LTD., a Delaware corporation with a principal business address at 655 Madison Avenue, 3rd Floor, New York, NY 10065 (“Buyer”), and Mr. Randall D. Satin, an individual residing at 9 Tyler Road, Scarsdale, NY 10583 (“Satin”), and Mr. Lawrence Merson, an individual residing at 132 Saxon Woods Road, Scarsdale, NY 10583 (“Merson” and, together with Satin, “Sellers” and each a “Seller”). Buyer and Sellers are referred to collectively herein as the “Parties”.

WHEREAS, Sellers, in the aggregate, own all of the issued and outstanding shares of capital stock of 1-800 NY BULBS LIMITED, a New York corporation with a principal business address at 620 Fayette Street, Mamaroneck, NY 10543 (“Target”, and all such shares, collectively, the “Target Shares”); and

WHEREAS, on and subject to the terms and conditions of this Agreement, Sellers desire to sell, and Buyer desires to purchase, all of the Target Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

SECTION 1. Purchase and Sale of Target Shares; Closing.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1(c), below), Sellers shall sell and transfer the Target Shares to Buyer and Buyer shall purchase the Target Shares from Sellers.

(b) Purchase Price. As full consideration for the purchase and sale of the Target Shares, and subject to the other terms and conditions of this Agreement, Buyer agrees to pay to Sellers a purchase price consisting of the following and payable as follows (collectively, the “Purchase Price”):

(i) At the Closing, Buyer agrees to pay to (i) Satin three hundred twenty thousand U.S. Dollars ($320,000) by wire transfer of immediately available funds to one or more accounts designated by Satin, and (ii) Merson three hundred seventy five thousand U.S. Dollars ($375,000). Buyer also agrees to issue 320,000 restricted shares of Buyer Common Stock to Satin and 100,000 restricted shares of Buyer Common Stock to Merson. The aforesaid shares shall not be subject to subsection (ii) below.

(ii) At the Closing, Buyer agrees to transfer to Westerman Ball Ederer Miller Zucker & Sharfstein, LLP, in the capacity as escrow agent (“Escrow Agent”), an additional six hundred thousand (600,000) shares of Buyer’s issued and outstanding common stock, $0.001 par value per share (such shares, collectively, the “Buyer Shares”). The Buyer Shares shall be held by Escrow Agent pursuant to the provisions of an Escrow Agreement to be executed by and among Buyer, Sellers and Escrow Agent on and as of the Closing Date substantially and materially in the form attached hereto as Exhibit A (the “Escrow Agreement”). Buyer and Seller shall issue to Escrow Agent joint written instructions for the release of the Buyer Shares from time to time in accordance with the applicable provisions of Section 5(l) below.

(iii) At the Closing, Buyer agrees to contribute five hundred five thousand dollars ($505,000) to the working capital of Target, a portion of which shall be applied by Target to repay in full Target’s current lenders (i.e., Chase and Robert Klein), with any remainder to be retained by Target for its working capital. The portion of such funds that will be used to repay in full Target’s current lenders shall be paid directly by TCA to each such lender from the proceeds of a borrowing by Buyer, and such amount shall for all purposes be deemed to be a contribution from Buyer to Target.

1

(c) Closing. The closing of the purchase and sale of the Target Shares set forth in this Agreement (the “Closing”) shall take place at the offices of Westerman Ball Ederer Miller Zucker & Sharfstein, LLP, at 1201 RXR Plaza, Uniondale, New York 11556, commencing at 10:00 a.m., local time, on December 30, 2016, subject to the satisfaction (or valid waiver) of all of the conditions set forth in Section 6 and Section 7, below, or such other date as the Parties may mutually determine (the “Closing Date”).

(d) Deliveries at Closing. At the Closing:

(i) Each Seller shall deliver to Buyer one or more stock certificates representing all the Target Shares owned by such Seller, endorsed in blank (or accompanied by duly executed stock powers);

(ii) Sellers shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 6, below, and all other instruments of sale, transfer, conveyance and assignment that Buyer or its counsel may reasonably request in connection with the transactions contemplated by this Agreement;

(iii) Buyer shall deliver to Sellers the cash portion of the Purchase Price as set forth in Section 1(b)(i), above;

(iv) Buyer shall deliver to the Escrow Agent the Buyer Shares described in Section 1(b)(ii) above; and

(v) Buyer shall deliver to Sellers evidence reasonably satisfactory to Sellers that the payments required pursuant to Section 1(b)(iii) have been made.

(e) Certain Taxes, Fees and Charges. All transfer, documentary, sales, use, stamp, registration and other such Taxes (as defined below), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns (as defined in Section 3(k), below) and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law (as defined in Section 3(j), below), Buyer shall join in the execution of any such Tax Returns and other documentation, provided each is in form and substance reasonably satisfactory to Buyer. As used herein, “Taxes” means, collectively, any federal, state, local, or foreign tax of any kind whatsoever, including any interest, penalty, or addition, whether disputed or not.

(f) Net Worth Adjustment.

(i) As soon as practicable after the Closing Buyer shall cause to be audited Target’s financial statements pursuant to applicable requirements of the U.S. securities laws and in accordance with GAAP. Such audit shall include an audit of Target’s (i) actual total assets as of the Closing Date; (ii) actual total liabilities as of the Closing Date; (iii) actual current assets as of the Closing Date; and (iv) actual current liabilities as of the Closing Date, in each case calculated in accordance with GAAP. The greater of any excess of either (A) Target’s actual total liabilities as of the Closing Date over Target’s actual total assets as of the Closing Date, or (B) Target’s actual current liabilities as of the Closing Date over Target’s actual current assets as of the Closing Date, shall be referred to herein as an “Actual Closing Net Worth Deficit”.

2

(ii) If the audit referred to in clause (i) above reflects an Actual Closing Net Worth Deficit, Sellers jointly and severally agree to repay to the Buyer an amount equal to the sum of (A) the Actual Closing Net Worth Deficit; and (B) the cost of the audit (the “Closing Adjustment Payment”). The Closing Adjustment Payment shall be made by reducing the number of Buyer Shares otherwise deliverable pursuant to Section 5(l) below, with the Market Price used for such purposes to be $1.50 per Buyer Share.

SECTION 2. Representations and Warranties Concerning the Transaction.

(a) Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements set forth in this Section 2(a) are correct and complete at and as of the Effective Date and will be correct and complete at and as of the Closing Date:

(i) Authority. Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform all of his respective obligations under this Agreement.

(ii) Agreement Binding. This Agreement is the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms and conditions, except as may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(iii) Non-contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Target Shares is subject (or result in the imposition of any Lien upon any of the Target Shares). Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any federal, state, local or foreign governmental, administrative or regulatory authority, court, agency or body, or any division or subdivision of any of the foregoing (“Governmental Authority”) to consummate the transactions contemplated by this Agreement.

(iv) Broker’s Fees. Seller has no obligation whatsoever to pay any fees or commissions to any broker, finder or similar agent with respect to the transactions contemplated by this Agreement and Seller has not dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.

(v) Investment. The Buyer Shares (or portion thereof) that Seller may acquire as a result of the transaction contemplated by this Agreement will be acquired for investment purposes, and not with a view to the distribution thereof. Seller is a sophisticated investor with knowledge and experience in business and financial matters. Seller has received information concerning Buyer and the Buyer Shares and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Buyer Shares. Seller is able to bear the risk inherent in holding the Buyer Shares.

3

(vi) Target Shares. Seller holds of record, beneficially owns and has good and marketable title to the number of Target Shares set forth next to his name in Schedule 3(b) hereto, all free and clear of any and all Liens (as defined below) and restrictions on transfer. Seller is not party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Seller is not party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target. As used herein, “Lien” means any pledge, lien, encumbrance, claim, charge, security interest, right or interest of any other person or entity of any kind or nature whatsoever, whether legal or equitable, voluntary or involuntary, or statutory or common law.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements set forth in this Section 2(b) are correct and complete at and as of the Effective Date and will be correct and complete at and as of the Closing Date with respect to Buyer:

(i) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Authority. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform all of its respective obligations under this Agreement.

(iii) Agreement Binding. This Agreement is the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms and conditions, except as may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(iv) Non-contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the certificate of incorporation or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority to consummate the transactions contemplated by this Agreement.

(v) Broker’s Fees. Buyer has no obligation whatsoever to pay any fees or commissions to any broker, finder or similar agent with respect to the transactions contemplated by this Agreement and Buyer has not dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.

SECTION 3. Representations and Warranties Concerning Target. Sellers jointly and severally represent and warrant to Buyer that the statements set forth in this Section 3 are correct and complete at and as of the Effective Date and will be correct and complete at and as of the Closing Date.

4

(a) Organization, Qualification and Corporate Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Target is duly authorized and qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Target has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the business in which Target is engaged and in which Target presently proposes to engage and to own and use the properties owned and used by Target. Schedule 3(a) hereto lists each director and officer of Target. Sellers have delivered to Buyer correct and complete copies of the certificate of incorporation and bylaws of Target (as amended to date). The minute books (containing the records of meetings of stockholders, the board of directors, and any committees of the board of directors), stock certificate books and stock record books of Target are correct and complete. Seller is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

(b) Capitalization. The entire authorized capital stock of Target consists of two hundred (200) shares of common stock, $1.00 par value per share, of which a total of twenty (20) shares are issued and outstanding (ten (10) of which are owned by Satin and ten (10) of which are owned by Merson). The Target Shares constitute all of the issued and outstanding capital stock of Target. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record by the respective Sellers as set forth in Schedule 3(b) hereto. There are no rights, contracts or commitments that could require Target to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.

(c) Target has no Subsidiaries. There is no Subsidiary (as defined in this Section) of Target, and Target does not otherwise control or own, directly or indirectly, or have any equity participation, directly or indirectly, in, any corporation, limited liability company, partnership, joint venture, trust or other entity. As used herein, “Subsidiary” means any corporation, limited liability company, partnership, joint venture, trust or other entity of which securities or other rights or interests providing the power to elect a majority of that corporation’s or other entity’s board of directors or similar governing body, or otherwise providing the power to direct the business and policies of that corporation or other entity, are held by Target either directly or indirectly through one or more intermediaries.

(d) Non-contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the certificate of incorporation or bylaws of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which Target is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Target need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Broker’s Fees. Target has no obligation whatsoever to pay any fees or commissions to any broker, finder or similar agent with respect to the transactions contemplated by this Agreement and Target has not dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.

5

(f) Title to Assets. Target has good and marketable title to, or a valid leasehold interest in, as applicable, all of the properties and assets of Target, including, without limitation, all of the properties and assets of Target located on its premises, shown on Target’s most recent balance sheet and acquired after the date thereof, all free and clear of any and all Liens.

(g) Financial Statements. Attached hereto as part of Exhibit C are the following financial statements (collectively, the “Financial Statements”): (i) balance sheets and statements of profits & loss of Target as of and for the fiscal years ended December 31, 2014 and December 31, 2015 (the “Most Recent Fiscal Year End”), and (ii) balance sheet and statement of profit & loss of Target as of and for the eleven-month period ended November 30, 2016 (the “Nov 2016 Month End”). The Financial Statements (and the financial statements provided in accordance with Section 4(j), below, if any) present fairly the financial condition of Target as of the relevant dates and the results of operations and cash flows of Target for the relevant periods, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete).

(h) Events Subsequent to the Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, (a) there has been no event, occurrence, change, effect, development, circumstance, or condition that, individually or in the aggregate, has had or could be reasonably expected to have a material adverse effect on the business, assets, condition (financial or otherwise), operations, results of operations or prospects of Target (each, a “Material Adverse Effect”), and (b) without limiting the generality of the foregoing:

(i) Target has not sold, leased, transferred, or assigned any of its assets other than for fair consideration in the Ordinary Course of Business (as defined below) or entered into any agreement or contract outside the Ordinary Course of Business (as used herein, “Ordinary Course of Business” means, with respect to Target, the ordinary course of Target’s business, consistent with past custom and practice (including with respect to quantity and frequency));

(ii) Target has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $1.00 over the life of such agreement, contract, lease or license or outside the Ordinary Course of Business;

(iii) No party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license involving more than $1.00 over the life of such agreement, contract, lease or license to which Target is a party or by which Target is bound;

(iv) No Lien has been imposed upon any property or asset of Target;

(v) Target has not made any capital expenditures (or series of related capital expenditures) involving more than $1.00 or outside the Ordinary Course of Business;

(vi) Target has not issued any note, bond or other security;

(vii) Target has not made any loans or advances of money or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations involving more than $1.00, either individually or in the aggregate, or outside the Ordinary Course of Business;

(viii) Target (A) is not currently in default of any obligation it may have to have paid its accounts payable or other Liabilities or to have replaced worn or inoperable equipment, parts, or other properties or assets, and (B) has not accelerated any billing of customers or collection of receivables, or cancelled, modified or otherwise treated any receivables in a manner not in the Ordinary Course of Business;

6

(ix) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $1.00 or outside the Ordinary Course of Business;

(x) Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property (as defined in Section 3(l), below) of Target;

(xi) Target has not experienced any damage, destruction or loss (whether or not covered by insurance) to any of its properties or assets;

(xii) Target has not written off any accounts receivable in excess of $1.00, either individually or in the aggregate, or outside the Ordinary Course of Business;

(xiii) There has not been any other material occurrence, event, change, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Target;

(xiv) Target has not hired or terminated nor had resign any employees or independent contractors except in the Ordinary Couse of Business;

(xv) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvi) Target has not granted any increase in the compensation of any director, officer or other employee nor made any other change in employment terms for any directors, officers or other employees (other than as provided for herein);

(xvii) Target has not made any change in any method of accounting or accounting principle, practice or policy;

(xviii) Target has not made any capital investment in, any loan to or any acquisition of the securities or assets of any other entity (or any series of such transactions) involving more than $1.00;

(xix) Target has not disclosed any confidential or proprietary information to any third party (other than Buyer and its representatives); and

(xx) Target has not entered into any agreement or understanding or otherwise committed to take any of the actions described in this Section 3(h).

(i) Undisclosed Liabilities. Target does not have any Liability (as defined in this Section) (and lacks actual knowledge of there being a basis for any action, suit, proceeding, hearing, investigation, charge, complain, claim or demand (“Proceeding”) against Target giving rise to any Liability), except for (i) Liabilities set forth on the face of the balance sheet as of the Nov 2016 Month End that is included in Exhibit C hereto, and (ii) Liabilities that have arisen after the Nov 2016 Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of any Laws). As used herein, “Liability” means any liability or obligation of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, or known or unknown.

7

(j) Legal Compliance.

(i) Target and its predecessors and affiliates have complied and are in compliance with all applicable Laws. No Proceeding has been filed, commenced, or threatened alleging any failure by Target to comply with any applicable Laws. As used herein, “Laws” means, collectively, all federal, state, local or foreign constitution, law, code, rule, regulation, order, writ, injunction, ruling, judgment, each as amended and in effect, now or in the future.

(ii) Target holds all permits, authorizations, approvals, zoning orders, franchises, registrations, licenses, filings, certificates, variances or similar rights, as applicable, used by or in connection with Target’s business or required for the conduct of Target’s business (collectively, the “Permits”), is in compliance with all of the terms and conditions of the Permits, all of the Permits are in full force and effect, and the transactions contemplated by this Agreement will not give rise to the termination or suspension of any of the Permits.

(k) Tax Matters.

(i) Target has filed all required tax returns, declarations, reports, claims for refund, information returns and statements relating to Taxes, including applicable schedules, attachments or amendments (“Tax Returns”). All such Tax Returns were correct and complete in all respects and filed timely. All Taxes payable by Target as of or before the date of the Closing will have been paid in full to the applicable Governmental Authorities. All Taxes required to be withheld by Target have been withheld and handled in accordance with applicable Laws. Target is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made that Target is or may be subject to taxation by a jurisdiction where it does not file Tax Returns. No assets of Target have a Lien that arose in connection with any failure or alleged failure to pay Taxes. Target has not waived any statute of limitations or agreed to any extension of time with respect to a Taxes assessment or deficiency.

(ii) Sellers do not expect any authority to assess upon Target additional Taxes for any period for which Tax Returns have been filed. Target has no dispute or claim concerning its Liability for Taxes. Schedule 3(k) hereto lists all income Tax Returns filed by Target for taxable periods ended after December 31, 2012. Attached to Schedule 3(k) hereto are correct and complete copies of all federal and state income Tax Returns filed by Target since December 31, 2012 and all examination reports and statements of deficiencies assessed against or agreed to by Target, if any, since December 31, 2012.

(iii) Target reasonably believes that it has disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of its federal Income Tax within the meaning of Internal Revenue Code of 1986, as amended (the “Code”), Section 6662. Target (i) is not a party to any Taxes allocation or sharing agreement, (ii) has not been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of Law filing a consolidated federal income Tax Return, and (iii) does not have any Liability for the Taxes of any other person or entity under any applicable Laws, whether as a transferee or successor, by contract or otherwise.

8

(l) Intellectual Property.

(i) Schedule 3(l) hereto identifies all Intellectual Property (as defined in this Section) of Target. Target owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Target prior to the Closing will be owned or available for use by Target on identical terms and conditions immediately after the Closing. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses. As used herein, “Intellectual Property” means, collectively, (1) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, revisions, extensions, and reexaminations thereof, (2) all trademarks, service marks, trade dress, logos, slogans, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (3) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (4) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications, information regarding Target’s past, current and prospective customers and suppliers (including all lists thereof (including contact information), purchase and sale history, correspondence, complaints, and all other data, reports, and information of any kind kept or maintained by or on behalf of Target), pricing and cost information, and business and marketing plans and proposals), (5) all telephone and facsimile numbers and telephone directory listings, all e-mail addresses, all Internet/website domains, and all computer software (whether owned or licensed), (6) all other proprietary rights, and (7) all copies and tangible embodiments (in whatever form or medium) of any of the foregoing, as applicable.

(ii) Target has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party nor has Target received any notice claiming the same. To the knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Target.

(m) Tangible Asset and Real Property.

(i) Schedule 3(m) hereto identifies all of the tangible assets and properties of Target necessary for the conduct of Target’s business as presently conducted and as presently proposed to be conducted. Each tangible asset and property is free from defects (patent and latent), has been maintained in accordance with customary industry practice and standards (and in all cases, with no less than reasonable care) and applicable Laws, is in good order and condition (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(ii) Schedule 3(m) hereto set forth the address and description of each real property owned by Target, if any. With respect to each real property owned by Target, if any: (1) Target has good and marketable indefeasible fee simple title, free and clear of all Liens, (2) except as set forth in Schedule 3(m) hereto, Target has not leased or granted to any entity or person the right to use or occupy such property or any portion thereof, (3) other than the right of Buyer under this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such property or any portion thereof or interest therein, and (4) all of such property owned by Target has received all required approvals of Governmental Authorities (including Permits) and has been operated and maintained in accordance with applicable Laws.

9

(iii) Schedule 3(m) hereto sets forth the address and description of each real property leased or subleased by Target, if any, and, for each such property, a true and complete list of all leases, subleases and/or similar agreements (including the date and name of the parties to such agreement) entered into by Target (each, a “Lease”) pursuant to which Target leases or subleases such property, as the case may be. Sellers have delivered to Buyer a true and complete copy of each Lease, and in the case of an oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 3(m) hereto, with respect to each Lease: (1) such Lease is legal, valid, binding, enforceable and in full force and effect, (2) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (3) Target’s possession and quiet enjoyment of the property leased or subleased by Target under such Lease has not been disturbed and there are no disputes with respect to such Lease, (4) neither Seller nor any other party to such Lease is in breach or default under such Lease, and no event has occurred or circumstance exists that, with notice or lapse of time, may give rise to any breach or default under such Lease, or permit the termination, modification or acceleration of rent under such Lease, (5) Target does not owe and will not owe in the future any brokerage commissions or finder’s fees with respect to such Lease, (6) the other party to such Lease is not a related party, (7) Target has not subleased, licensed or otherwise granted to any entity or person the right to use or occupy the property or any portion thereof that Target leases or subleases under such Lease, (8) Target has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest under such Lease, and (9) all of the property leased or subleased by Target under such Lease has received all required approvals of Governmental Authorities (including Permits) and has been operated and maintained in accordance with applicable Laws.

(n) Contracts. Schedule 3(n) hereto lists all contracts and other agreements, whether written or oral, to which Target is a party, other than contracts with customers of Target. With respect to each agreement listed on Schedule 3(n) hereto: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither Target, nor, to the knowledge of Sellers, any other party, is in breach or default under the agreement; (iv) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (v) no party has repudiated any provision of the agreement.

(o) Notes and Accounts Receivable. All notes and account receivable of Target are (i) in respect of services or products provided by Target arising from bona fide transactions in the Ordinary Course of Business, (ii) reflected properly on Target’s books and records and represent legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) not subject to any defense, counterclaim, refund, adjustment, or right of set off, and (iv) current and collectible. No payment of said notes or accounts receivable is contingent upon performance of any obligations or contract, past or future, and all such receivables are free and clear of all Liens.

(p) Litigation. Schedule 3(p) hereto sets forth each instance in which Target (i) is or has been subject to any injunction, judgment, order, decree, ruling, charge, or claim or (ii) is or has been a party or is or has been threatened to be made a party to any Proceeding of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator. None of the actions, suits, proceedings, hearings, or investigations set forth on Schedule 3(p) hereto could result in any Material Adverse Effect. Sellers have no reason to believe that any such Proceeding may be brought or threatened against Target or that there is any basis for the foregoing.

(q) Insurance. Schedule 3(q) hereto sets forth the following information with respect to each insurance policy to which Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 6 years: (i) the name, address and telephone number of the agent, (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured, (iii) the policy number and the period of coverage, (iv) the scope (including an indication of whether the coverage is or was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage, and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy, (i) the policy is legal, valid, binding, enforceable, and in full force and effect, (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement, (iii) neither Target nor any other party to the policy is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute such breach or default, or permit termination, modification, or acceleration, under the policy, and (iv) no party to the policy has repudiated any provision thereof. Target is, and has been throughout the past 6 years, covered by the insurance policies identified in Schedule 3(q). Schedule 3(q) hereto describes all self-insurance arrangements affecting Target.

10

(r) Product and Service Warranties. Each product manufactured, sold, leased or delivered by Target and each service provided by Target has been in conformity with all applicable contractual commitments and all express and implied warranties, and Target has no Liability (and there is no basis for any Proceeding against Target giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product and service warranty claims separately set forth on the face of the balance sheet as of the Nov 2016 Month End that is included in Exhibit C hereto as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Target. Schedule 3(r) hereto includes copies of the standard terms and conditions of sale or lease for Target, containing all applicable guaranty, warranty and indemnity provisions. No product manufactured, sold, leased or delivered by Target or service provided by Target is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of sale or lease set forth in Schedule 3(r) hereto.

(s) Product and Service Liability. Target has no Liability (and there is no basis for any Proceeding against Target giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by Target or any service provided by Target.

(t) Employees.

(i) Schedule 3(t) sets forth the name, title, function, annual salary or hourly wage, and employment status (whether full or part time), active or on leave (and if on leave, the nature, start date and expected end date of such leave) of each employee of Target (the “Employees”). Except as disclosed on Schedule 3(t) hereto, no Employee has communicated to Target or Sellers any plan or intention to terminate employment with Target, or taken or threatened to take any legal action against Target or Buyer or any of their respective affiliates in connection with the transactions contemplated by this Agreement or any other matter whatsoever.

(ii) Target is not a party to or bound by any collective bargaining agreement, nor has Target experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Target has not committed any unfair labor practice. There is not now, and during the past three (3) years there has been no, organizational effort made or threatened by or on behalf of any labor union with respect to Employees.

(iii) Except as set forth in Schedule 3(t) hereto, there are no employment contracts or severance agreements with any Employees and no written personnel policies, rules or procedures applicable to Employees. True and complete copies of all such documents have been provided to Buyer.

(iv) In connection with the transactions contemplated by this Agreement, Target has provided, or will have provided prior to the Closing Date, all notices required to be given to Employees or any other persons under and in accordance with all applicable Laws (including, without limitation, pursuant to the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, Section 402(f) of the Code, and/or any similar Laws) and Target (not Buyer) shall be responsible for any and all payments or benefits required pursuant to such Laws.

11

(u) Employee Benefits. Schedule 3(u) lists each Employee Benefit Plan (as defined in this Section) that Target (or any member of its “controlled group” as that term is used in Section 414(b) or (c) of the Code) maintains, contributes to or has any obligation to contribute to. All contributions to such plans required to be made or accrued by Target will be made by Target before the Closing Date. There are no Employee Benefit Plans of Target or any affiliate of Target under which Buyer could have any Liability at any time following the consummation of the transactions contemplated by this Agreement. As used herein, “Employee Benefit Plan” means every plan, fund, contract, program and arrangement (whether written or not) that is maintained or contributed to by Target (or any member of its “controlled group” as that term is used in Section 414(b) or (c) of the Code) for the benefit of current or former employees of Target including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits, (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits, (iii) bonus, incentive compensation, options, appreciation rights, phantom stock or interests or stock purchase benefits; or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation, holiday benefits or fringe benefit. “Employee Benefit Plan” also includes every such plan, fund, contract, program and arrangement: (A) that Target has committed to implement, establish, adopt or contribute to in the future, (B) for which Target has or may have any Liability as a result of the direct sponsor’s affiliation to Target or its owners (whether or not such affiliation exists at the Effective Date or at the Closing Date and notwithstanding that the plan is not maintained by Target for the benefit of its current or former employees), (C) that is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the Effective Date such that Target has no present or potential Liability with respect to such arrangement), or (D) for or with respect to which Target has or may have any Liability under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, if any, labor or employment law or agreement with a predecessor employer.

(v) Certain Relationships. Except as set forth on Schedule 3(v) hereto, there are no, and for the past 6 years there have been no, transactions, agreements, arrangements or understandings between Target, on the one hand, and any Seller, on the other hand. Without limiting the generality of the foregoing, with the exception of the office furniture currently used by Merson and Satin in their private offices, which furniture Merson or Satin may at any time remove form the Company’s premises, neither Seller owns any asset, tangible or intangible, that is used in the business of Target.

(w) Customers and Customer Contracts.

(i) Schedule 3(w)(a) hereto contains a complete and accurate list, as of the Effective Date, of each of Target’s customers that, at any time within the past 2 years, has purchased any goods and/or services from Target.

(ii) Schedule 3(w)(b) hereto contains a complete and accurate list of all customers that Target has invoiced or has the right to invoice for an aggregate amount in excess of $5,000 for the 12-month period ended January 30, 2016 (“Key Customers”), and discloses the total revenue generated from each Key Customer in such 12-month period. For each Key Customer with which Target has a written contract (a “Key Customer Contract”), Schedule 3(w)(b) identifies the expiration date of the Key Customer Contract and whether the Key Customer Contract contains any restriction, consent requirement or notice requirement that is applicable with respect to or in light of the transactions contemplated by this Agreement.

12

(iii) Except as disclosed on Schedule 3(w)(c), (i) each Key Customer Contract, and the outstanding obligations of each Key Customer not party to a written contract, is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, and (ii) Target is not and, to the knowledge of Sellers, no Key Customer is in breach or default of any Key Customer Contract, no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit any termination, modification, or acceleration, under any Key Customer Contract, and no party has repudiated any provision of any Key Customer Contract or threatened to terminate any Key Customer Contract.

(x) Suppliers. Schedule 3(x) contains a complete and accurate list of all suppliers to which Target has paid an aggregate amount in excess of $5,000 for goods and/or services during the 12-month period ended January 30, 2016. No such supplier has indicated to Target or any Seller that it will stop providing services or products to Target (including following the Closing) nor has any such supplier indicated to Target or any Seller that it will materially decrease the rate of providing services or products to Target (including following the Closing) or materially increase the prices charged to Target (including following the Closing).

(y) Disclosure. The information concerning Target set forth in this Agreement and the exhibits and schedules to this Agreement and any statement or certificate furnished or to be furnished to Buyer pursuant to this Agreement, does not and will not contain any untrue statement or omit to state a fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. All information provided to Buyer with respect to the Target Shares and Target is true, accurate and complete. Sellers have provided to Buyer all information that might reasonably be expected to materially and adversely affect the value of the Target Shares and that might otherwise be material to a prospective purchaser of the Target Shares.

SECTION 4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the Effective Date and the Closing:

(a) General. Each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b) Notices and Consents.

(i) Sellers shall cause Target to give all necessary notices to third parties, and Sellers shall cause Target to use its best efforts to obtain all necessary third-party consents, in connection with the transactions contemplated by this Agreement.

(ii) Each Party shall give any notices to, make any filings with and use its best efforts to obtain any consents, approvals and authorizations of any Governmental Authority that are necessary in connection with the transactions contemplated by this Agreement.

(c) Operation of the Business. Sellers shall not cause or permit Target to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Buyer.

13

(d) Preservation of the Business. Sellers shall cause Target to keep its business, assets and properties substantially and materially intact, including, without limitation, its operations, facilities, working conditions and relationships with lessors, licensors, suppliers, customers and Employees.

(e) Full Access. Sellers shall permit and cause Target to permit representatives of Buyer to have full access, at all reasonable times, upon reasonable notice, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to Target, and shall furnish the representatives of Buyer with all information of or pertaining to Target as they may reasonably request.

(f) Notice of Developments. Sellers shall give prompt written notice to Buyer of any event, occurrence, change, effect, development, circumstance, or condition hereafter arising or discovered, which would or would be reasonably expected to cause a breach of any of the representations and warranties set forth in Section 2(a) or Section 3, above. No such notice or disclosure shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or have any effect for the purpose of determining the satisfaction of the conditions to Closing set forth in Section 6, below, or cause any waiver or modification of any person’s or entity’s entitlement to indemnification under Section 8, below.

(g) Exclusivity. Prior to the termination of this Agreement, no Seller shall (and Sellers shall not cause or permit Target to): (i) solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Target (including, without limitation, any acquisition structured as a merger, consolidation or share exchange), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing. No Seller shall vote any shares of capital stock of Target in favor of any such acquisition. Sellers shall notify Buyer immediately if any person or entity makes any proposal, offer, inquiry or contact with respect to any of the foregoing and Sellers shall and shall cause Target to promptly provide Buyer with a copy of all written materials and communications received by Sellers and/or Target and/or any of their respective representatives in connection therewith.

(h) Maintenance and Repair; No Transfers or Encumbrances. Sellers shall cause Target to maintain its assets and properties in substantially and materially the same condition as existed on the Effective Date, normal wear and tear excepted, and Sellers shall cause Target to make all necessary repairs required to maintain its assets and properties in such condition. No Seller shall (and Sellers shall not cause or permit Target to) transfer or encumber, or agree or permit to transfer or encumber, any asset or property of Target other the sale of product from inventory in the Ordinary Course of Business.

(i) Leases. Sellers shall not cause or permit any of Target’s Leases to be amended, modified, extended, renewed or terminated, nor shall Target enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer.

(j) Financial Statements. Sellers shall deliver or cause Target to deliver to Buyer monthly financial statements, consisting of a balance, statement of income and statement of cash flow, for each calendar month ended after the Effective Date and prior to the Closing Date, in each case, not more than 10 days following the end of each such calendar month.

(k) Tax Sharing Arrangements. Sellers shall cause Target to terminate, effective as of the Closing, all tax-sharing agreements and similar agreements, if any, with respect to or involving Target.

14

SECTION 5. Post-Closing Covenants. The Parties agree as follows with respect to the period after the Closing:

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8, below). From and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to Target.

(b) Litigation Support. In the event and for so long as Buyer is contesting or defending against any Proceeding in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, incident, occurrence, event, action, failure to act, or transaction on or prior to the Closing Date involving Target, each Seller will cooperate with Buyer and its counsel in the contest or defense, make himself available, and provide such testimony and access to his books and records as shall be necessary in connection with such contest or defense, all at the sole cost and expense of Buyer (unless Buyer is entitled to indemnification therefor under Section 8, below).

(c) Transition. No Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same relationship with Target after the Closing as it maintained with Target prior to the Closing.

(d) Chief Financial Officer of Target. On or shortly after the Closing Date, Buyer shall appoint a qualified person to service in the capacity of Chief Financial Officer of Target (the person so appointed, the “CFO”), who may work on a part-time or full-time basis, as decided by Buyer, in its sole and absolute discretion. From and throughout the time of his or her appointment, the CFO shall be responsible for all financial reports and related reporting and filings of Target to be prepared and filed by Target during that time and the CFO shall be one of two individuals whose authorization and signature, if applicable, shall be required for all bank accounts of Target and all disbursements from such bank accounts.

(e) Board of Directors of Target. For a period of three (3) years from the Closing Date, the board of directors of Target shall consist solely of two directors designated by Sellers (the directors initially designated by Sellers shall be Randall D. Satin and Lawrence Merson) and one director designated by Buyer (the director initially designated by Buyer shall be Isaac H. Sutton); provided, however, that, notwithstanding anything to the contrary, Buyer shall be entitled to (i) remove any director of Target for Cause (as used in this Agreement, “Cause” means, with respect to any person, any fraud, gross negligence or willful misconduct of such person, any breach of this Agreement caused by such person, any breach by such person of the Management Agreement, if any, to which such person is a party, any breach of fiduciary duty (with respect to Target) of such person, or any conviction or indictment of such person for, or any admission by such person of, any felony offense); and (ii) nominate the replacement of any such director of Target removed for Cause.

(f) Officers; Bank Accounts. Immediately after Closing, Sellers, as directors of the Target, shall cause the Target’s officers to consist solely of: Randall D. Satin, President; Lawrence Merson, Vice President; and Isaac H. Sutton, Secretary and Treasurer. Notwithstanding anything to the contrary set forth herein, the Target’s board shall appoint as officers of the Target such additional designees as the Buyer may request. Isaac H. Sutton, and any such other officer designated by Buyer as the Buyer may request, shall be added as additional signatories to the Target’s bank accounts.

15

(g) Management Agreement. Pursuant to a management agreement substantially and materially in the form attached hereto as Exhibit D (the “Management Agreement”), to be entered into between an affiliate of the Sellers described therein (the “Manager”) and Target as of the Closing, and subject to the terms and conditions therein, the Manager shall be hired by Target to provide certain services to the Target, and the Manager shall serve in such capacity in a diligent, professional, efficient and skillful manner and in accordance with all applicable Laws and the highest professional standards in the industry, for a minimum of three (3) years, commencing from the Closing Date.

(h) Rights of TCA. Notwithstanding anything to the contrary in this Agreement (including, without limitation, in Sections 5(e) or 5(f)) or in the Management Agreement, if an Event of Default (as defined in the Pledge and Escrow Agreement by and between Buyer and TCA (the “Pledge Agreement”)) occurs, TCA shall, on and subject to the terms and conditions of the Pledge Agreement and to the fullest extent permitted by law, have its rights under the Pledge Agreement (including, without limitation, the right to have all rights of Buyer in and to the Target Shares vest in TCA upon the occurrence of such an Event of Default) and all rights obtained by TCA by virtue thereof, including, for example, as applicable, the right of the holder of the Target Shares to exercise control over Target and to make appointments to the Board of Directors of Target.

(i) Covenant Not to Compete. Each Seller acknowledges that the goodwill and other intangible assets of Target contribute materially to the value of the Target Shares. In order that Buyer may enjoy the benefits of its purchase of the Target Shares hereunder, each Seller (on behalf of himself and his affiliates and relatives) agrees not to engage, directly or indirectly, in any Restricted Activity (as defined below) through, for or on behalf of any Restricted Business (as defined below) during the Restricted Period (as defined below). Each Seller acknowledges that the covenants set forth in this Section are reasonable and applicable worldwide and are a material inducement to the Buyer to enter into this Agreement. As used herein, the following terms have the following meanings:

(i) “Restricted Activity” means (i) providing any products or services to a Restricted Business, (ii) serving as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor for a Restricted Business or providing any assistance to a Restricted Business, (iii) having any ownership or economic interest in, or participating in the finance, operation, management or control of a Restricted Business, or (iv) any other activity which may increase the competition faced by Buyer and/or Target.

(ii) “Restricted Business” means any person or entity that is engaged in or uses or which may become engaged in or use any business or activity that is the same as or similar to any business or activity engaged in (whether prior to, at and/or after the Effective Date) by Buyer and/or Target or that provides or uses or may provide or use in the future any product or service that is the same as or similar to any product or service provided (whether prior to, at and/or after the Effective Date) by the Buyer and/or Target.

(iii) “Restricted Period” means the period starting on the Effective Date and ending on the third anniversary of the Closing Date.

The continuing effectiveness of the covenant set forth in this Section 5(i) is specifically conditioned on Buyer remaining in compliance in all material respects with its obligations to Seller under this Agreement and the Management Agreement.

16

(j) Confidentiality. Each Seller shall treat and hold as confidential all information concerning the business and affairs of Target and Buyer that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement or as necessary in his capacity and within the scope of his authority as a director and employee of Target, as applicable, and, at the request and option of Buyer, deliver promptly to Buyer or destroy all tangible embodiments (and all copies) of Confidential Information that are in his possession. In the event that any Seller is compelled under applicable Law, including by a subpoena or other legal process, to disclose any Confidential Information, the Seller shall promptly notify Buyer in writing (unless such notice is prohibited by applicable Law) and cooperate with Buyer in any lawful effort to contest the validity or scope of such subpoena or other legal process. In the event that a protective order or other remedy is not obtained, or Buyer does not contest the compelled disclosure, the Seller may disclose only that portion of the Confidential Information that is legally required to be disclosed and the Seller shall use his reasonable best efforts to obtain confidential treatment for any Confidential Information that is so disclosed. Any disclosure made under this Section shall not affect the confidential nature of the information disclosed.

(k) Audit Cooperation. Each Seller agrees, individually and as an officer, director and/or employee of the Target, to cooperate reasonably and in good faith with the Target and the Buyer in connection with the audit of the Buyer’s and the Target’s financial statements after the Closing, which audit the Buyer is required to complete within 90 days of the Closing Date pursuant to applicable requirements of the U.S. securities laws. Without limiting Sellers’ obligation pursuant to the preceding sentence, in connection therewith each Seller shall make available to the Buyer any and all financial information of the Target within the control of such Seller.

(l) Release of Buyer Shares From Escrow.

(i) Provided that the Financial Hurdles (defined below) have been satisfied for the Company’s fiscal year ended December 31, 2017, 2018 or 2019, as applicable, as determined in each case in connection with the annual audit of the Company’s financial results as reported in the Buyer’s consolidated financial statements, each Seller shall be entitled to the release of 100,000 Buyer Shares from the escrow established pursuant to Section 1(b)(ii) above and the Escrow Agreement. In the event for any particular year the Financial Hurdles have not been fully satisfied, the number of Buyer Shares to be released to each Seller shall be reduced on a pro rata basis. Any such reduction in one year shall not adversely impact upon the release of Buyer Shares in a subsequent year. To the extent Buyer Shares are not released to the Sellers in accordance with this provision the Buyer shall be entitled to the release of such Buyer Shares from the escrow established pursuant to Section 1(b)(ii) above and the Escrow Agreement, and the Buyer Shares so released to Buyer shall be cancelled.

(ii) In lieu of the release of Buyer Shares from escrow pursuant to the preceding clause (i), Sellers may elect, by delivering written notice to Buyer within five (5) business days after Sellers have been notified of Buyer’s determination that Sellers are entitled to a release of Buyer Shares from escrow, to cause Buyer to purchase from each Seller such Buyer Shares at a purchase price of $1.50 per share payable by wire transfer of immediately available funds; provided, that the then current Market Price on the Principal Trading Market of the Buyer Shares is not greater than or equal to $1.50 (such right, the “Put Right”).

17

(iii) Payments in cash pursuant to the preceding clause (ii) will be subordinated to Buyer’s indebtedness to TCA Global Credit Master Fund, LP (“TCA”) (and the related security interests securing such indebtedness) pursuant to the terms of a Subordination Agreement to be executed by and among Buyer, Sellers and TCA on and as of the Closing Date substantially and materially in the form attached hereto as Exhibit B (the “Subordination Agreement”).

(iv) Notwithstanding the foregoing, to the extent that the Buyer has insufficient Available Cash to fund any of the payments to the Sellers pursuant to this Section 5(l), Buyer’s failure to pay such amounts to Sellers shall not be a breach of this Agreement, and such obligation shall remain until the Buyer has sufficient Available Cash to satisfy such obligation and so satisfies such obligation.

(v) The Buyer Shares otherwise distributable to Sellers hereunder shall be subject to reduction pursuant to the provisions of Section 1(f) above.

(vi) Buyer and Sellers agree to issue to Escrow Agent joint written instructions for the disposition of the Buyer Shares to either Buyer or the Sellers in accordance with the preceding provisions of this Section 5(l).

(vii) If Target shall terminate the engagement of the Manager pursuant to Section 5(d) of the Management Agreement, (A) Buyer shall have no further obligation or liability to such Seller for and further compensation hereunder; and (B) Buyer and Sellers shall issue to Escrow Agent joint written instructions for the disposition to Buyer of any Buyer Shares that could otherwise have been issued to the terminated Seller.

(viii) In the event that Buyer shall sell Target (whether by merger, sale of stock, sale of assets, recapitalization or otherwise), any Buyer shares that have not been released to Sellers or forfeited to Buyer shall be released to the Sellers as soon as practicable after the consummation of such transaction. Any such shares shall be entitled to the benefits of Section 5(l)(ii) above.

(ix) For purposes of this Section 5(l), the following terms have the following meanings:

“Available Cash” means the Target’s gross revenues generated from operation of its business, less expenses of its operations (including but not limited to sales taxes, costs of goods sold, labor/payroll costs, taxes, insurance, utilities, inventory, bank charges, advertising, repairs and maintenance, rent, etc.), less other current liabilities required to be paid during the period in question, and less such amount as the Buyer reasonably determines is appropriate as a reserve for the Buyer.

“EBIT” means for any period the Target’s earnings before interest and taxes, calculated in accordance with GAAP.

“EBIT Margin” means for any period, the resultant obtained by dividing (i) EBIT for such period; by (ii) Revenues for such period.

“Financial Hurdles” means Target satisfying, for each of Target’s fiscal years ended December 31, 2017, 2018 and 2019, both the Minimum EBIT Margin and the Minimum Reserve Amount.

18

“GAAP” means U.S. generally accepted accounting principles as employed by the Target consistent with past practice.

“Market Price” means the closing price of one (1) Buyer Share on the Principal Trading Market on the last business day immediately preceding the date of determination.

“Minimum EBIT Margin” means for each of Target’s fiscal years ended December 31, 2017, 2018 and 2019, not less than fifteen percent (15%).

“Minimum Revenue Amount” means $2.5 million of Revenues for Target’s fiscal years ended December 31, 2017, 2018 and 2019.

“Principal Trading Market” means the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTCQX, the OTCQB, the OTC Pink, the NYSE Euronext or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Buyer’s Common Stock.

“Revenues” means for any period the Target’s revenues, calculated in accordance with GAAP.

(m) Leak-Out Covenant. Each Seller Agrees that: (i) it shall not, during any given calendar day, sell Buyer Shares in excess of five percent (5%) of the average daily volume of the Buyer’s Common Stock on the Principal Trading Market over the immediately preceding fifteen (15) calendar days, as reported by Bloomberg; and (B) sales of Buyer Shares by a Seller shall be undertaken through a licensed broker designated by Buyer and reasonably acceptable to such Seller.

SECTION 6. Conditions to Buyer’s Obligation to Close. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions (Buyer may waive any condition specified in this Section (with the exception that Buyer may not waive any condition set forth in Section 6(f) or 6(g) without the prior written consent of TCA) if it executes a writing so stating at or prior to the Closing or otherwise proceeds with the Closing):

(a) All terms of this Agreement to be complied with and performed by Sellers and each Seller on or before the Closing Date (but prior to the Closing) shall have been complied with and performed;

(b) All representations and warranties set forth in Section 2(a) and Section 3, above, shall be true and correct in all respects at and as of the Closing Date;

(c) Target shall have procured all of the third-party consents specified in Section 4(b), above, as applicable, which must be final and non-appealable;

(d) There shall not have occurred any Material Adverse Effect;

(e) Sellers shall have executed and delivered to Buyer a certificate to the effect that each of the conditions set forth in Section 6(a) – (d), above, is satisfied in all respects;

(f) Sellers shall have executed and delivered to Buyer and TCA the Subordination Agreement;

19

(g) Sellers shall have executed and delivered to Buyer and TCA a certification (substantially and materially in the form requested by TCA or its counsel), dated as of the Closing Date, confirming and acknowledging that the sale of the Target Shares as contemplated by this Agreement has closed and that the Target Shares have been effectively transferred to Buyer as of the Closing Date;

(h) With respect to the $5,000,000 Revolving Note that Buyer heretofore issued to TCA, TCA shall have extended the Revolving Loan Maturity Date (as defined in the Credit Agreement) by an additional 18 months from the date hereof;

(i) Buyer shall have obtained all of the following from TCA: (i) the written consent of TCA to consummate the transactions contemplated by this Agreement, and (ii) all of the financing Buyer needs in order to consummate the transactions contemplated by this Agreement, all on terms and conditions reasonably satisfactory to Buyer;

(j) No Proceeding shall be pending or threatened before any Governmental Authority in which an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement;

(k) Buyer shall have received the written resignations, effective as of the Closing, of each director of Target other than Lawrence Merson, Randall Satin and Isaac H. Sutton, if any;

(l) The Sellers shall have delivered to Buyer a signed copy of the Management Agreement;

(m) Sellers shall have delivered to Buyer UCC-3 releases or similar termination statements with respect to all Liens filed against any of the Target Shares or any of the assets or properties of Target;

(n) Sellers shall have delivered to Buyer landlord estoppel certificates in respect of each Lease for the commercial premises on which Target’s business currently operates, each in form and substance satisfactory to Buyer and its counsel; and

(o) Sellers shall have executed and delivered all other certificates, instruments and other documents reasonably required by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 7. Conditions to Sellers’ Obligation to Close. Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction of the following conditions (Sellers may waive any condition specified in this Section if they execute a writing so stating at or prior to the Closing or otherwise proceeds with the Closing):

(a) All terms of this Agreement to be complied with and performed by Buyer on or before the Closing Date (but prior to the Closing) shall have been complied with and performed;

(b) All representations and warranties set forth in Section 2(b), above, shall be true and correct in all respects at and as of the Closing Date;

(c) No Proceeding shall be pending or threatened before any Governmental Authority in which an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement; and

(d) Buyer shall have tendered to Sellers the Purchase Price.

20

SECTION 8. Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect thereafter (subject to any applicable statutes of limitations).

(b) Indemnification for Buyer’s Benefit. Each Seller shall be obligated, jointly and severally, to indemnify, defend and hold harmless Buyer and its affiliates and their respective directors, officers, employees, agents, representatives, lenders, successors and assigns (collectively, the “Buyer Indemnified Parties” and each, a “Buyer Indemnified Party”) from and against all actual claims, loss, damage, liability, cost and expense (including, without limitation, reasonable attorneys’ fees) that any of the Buyer Indemnified Parties may suffer or incur arising from, in connection with or relating to any of the following: (i) any breach by Sellers or any Seller of any representation or warranty set forth in Section 2(a) or Section 3, above, or in the Management Agreement, (ii) any breach or non-performance by Sellers or any Seller of their covenants or agreements set forth in this Agreement or in the Management Agreement, (iii) any act or omission of any Seller in the capacity of director and/or employee of Target, and (iv) any fraud of Sellers or any Seller.

(c) Indemnification for Sellers’ Benefit. Buyer shall be obligated to indemnify, defend and hold harmless each Seller from and against all actual claims, loss, damage, liability, cost and expense (including, without limitation, reasonable attorneys’ fees) that such Seller may suffer or incur arising from, in connection with or relating to any of the following: (i) any breach by Buyer of any representation or warranty in Section 2(b), above, (ii) any breach or non-performance by Buyer of its covenants or agreements set forth in this Agreement, and (iii) any fraud of Buyer.

(d) Other Provisions Related to Indemnification.

(i) Any Buyer Indemnified Party or Seller, as applicable (each, an “Indemnified Person”) seeking indemnification hereunder shall give to Sellers or Buyer, as applicable (the “Indemnifying Party”), a notice (a “Claim Notice”) describing in reasonable detail (if then known) the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision(s) of this Agreement upon which such claim is based (including, to the extent available, a copy of such claim if such claim is in writing and copies of all other relevant documentation with respect to such claims).

(ii) A Claim Notice in respect of any Proceeding as to which indemnification will be sought shall be given promptly by the Indemnified Person to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Person in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(iii) The Indemnifying Party may not consent to the entry of any judgment, settle any claim or admit any liability on the part of any Indemnified Person without such Indemnified Person’s prior written consent, which shall not be unreasonably withheld.

(iv) The indemnification provisions in this Agreement are in addition to, and not in derogation of, any statutory, equitable or common law remedy that any Party may have with respect to any other Party, or the transactions contemplated by this Agreement.

21

(v) Each Seller agrees that he will not make any claim for indemnification against Target (including, without limitation, by reason of the fact that he is or was a shareholder, director, officer, manager, employee, agent or representative of Target) with respect to or in connection with any Proceeding brought by Buyer against Sellers or such Seller.

(e) Set-Off. Notwithstanding anything to the contrary set forth in this Agreement, the Management Agreement or any other contract, whenever under this Agreement (including, without limitation, under Section 8 hereof) any amount is recoverable from or payable by Sellers or any Seller to Buyer or to any Buyer Indemnified Party, at Buyer’s election the same may be deducted from any amount then due or which at any time thereafter may become due to Sellers or any Seller under this Agreement, the Management Agreement or any other contract between Sellers or any Seller, on the one hand, and Buyer or any Buyer Indemnified Parties, on the other hand.

SECTION 9. Termination.

(a)	This Agreement may be terminated as set forth below:

(i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

(ii) Buyer may terminate this Agreement upon written notice to Sellers at any time prior to the Closing in the event Sellers or any Seller has breached any representation, warranty, or covenant set forth in this Agreement.

(iii) Any Party may terminate this Agreement upon written notice to the other at any time prior to the Closing if the conditions to the terminating Party’s obligation to consummate the transactions to be performed by it in connection with the Closing shall not have been satisfied (or waived) as set forth herein on or before December 30, 2016 other than due to a breach or the fault of the terminating Party.

(b) If any Party terminates this Agreement pursuant to Section 9(a), above, all rights and obligations of the Parties hereunder shall terminate without Liability of any Party to any other Party (except for (i) any rights and obligations which have accrued or arisen under Section 8, above, as of or prior to such termination and (ii) any Liability of any Party which has accrued or arisen from any breach of this Agreement or any fraud as of or prior to such termination).

SECTION 10. Miscellaneous.

(a) Press Releases and Public Announcements. Neither Sellers nor any Seller, nor anyone acting on their or any of their behalf, will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer.

(b) Expenses. Each Party shall bear its own costs and expenses, including counsel and other professional fees, relating to the transactions contemplated by this Agreement.

(c) Recovery of Costs. In any action between any of the Parties seeking enforcement of any of the provisions of this Agreement or in connection with the rights and obligations of any Party hereunder, the prevailing Party in such action shall be entitled to recover from the non-prevailing Party, in addition to any other relief to which it may be entitled, its reasonable costs and expenses and reasonable attorneys’ fees.

22

(d) No Third Party Beneficiaries. Except as expressly set forth herein, this Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that neither Sellers nor any Seller may transfer or assign this Agreement (in whole or in part) or any of their or his respective rights, interests, or obligations under this Agreement without the prior written consent of Buyer in each case. Any assignment in violation of this Section 10(e) shall be null and void.

(f) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be set forth in a writing executed by all of the Parties hereto. No waiver of any provision of this Agreement shall be valid unless the same shall be set forth in a writing executed by the Party making such waiver. No waiver of any provision of this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of that provision.

(g) Notices. All notices, requests, demands, claims and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case addressed to the intended recipient as set forth below.

(i) If to Buyer, to:

Tarsier Ltd.

Attn: Mr. Isaac Sutton

655 Madison Avenue, 3rd Floor

New York, NY 10065

With a copy at the same time to (which shall not constitute notice):

Westerman Ball Ederer Miller Zucker & Sharfstein, LLP

Attn: Alan C. Ederer, Esq.

1201 RXR Plaza

Uniondale, NY 11556

(ii) If to Sellers, to:

Mr. Randall D. Satin

9 Tyler Road

Scarsdale, NY 10583

And:

Mr. Lawrence Merson

132 Saxon Woods Road

Scarsdale, NY 10583

23

(iii) If to Satin (individually), to:

Mr. Randall D. Satin

9 Tyler Road

Scarsdale, NY 10583

(iv) If to Merson (individually), to:

Mr. Lawrence Merson

132 Saxon Woods Road

Scarsdale, NY 10583

If to Sellers or either of Merson or Satin (individually), with a copy to:

Gallet Dreyer & Berkey, LLP

Attn: David N. Milner, Esq.

845 Third Avenue, 5th Floor

New York, NY 10022-6601

(h) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be enforceable and valid under applicable Law. If any provision of this Agreement is found by a court of competent jurisdiction (in accordance with this Agreement) to be invalid, illegal, or unenforceable in any respect under any applicable Law in any jurisdiction, the Parties agree (i) such provision will be enforced to the maximum extent permissible under the applicable Law, and (ii) any invalidity, illegality, or unenforceability of such provision will not affect any other provision of this Agreement and this Agreement shall otherwise remain in full force and effect. Further, if any provision of this Agreement is found by a court of competent jurisdiction (in accordance with this Agreement) to be invalid, illegal, or unenforceable in any respect under the applicable Law, the Parties agree that such court shall have the power to delete, amend, and/or reduce the duration and/or scope of such provision to the extent necessary for such provision to be found enforceable and valid under the applicable Law, such deletion, amendment and/or reduction to apply solely with respect to the operation of such provision in the particular jurisdiction with respect to which such finding is made.

(i) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(j) Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated by reference and are made a part of this Agreement.

(k) Specific Performance. Sellers and each Seller acknowledge and agree that Buyer would be irreparably harmed in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, it is and will continue to be difficult to ascertain the nature, scope and extent of such harm, and a remedy at law for such failure or breach will be inadequate. Accordingly, Sellers and each Seller acknowledge and agree that Buyer shall, in addition to any and all other remedies available, be entitled to specific performance and/or other equitable remedies (including, without limitation, a temporary restraining order, preliminary injunction and/or permanent injunctive relief) to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement.

24

(l) Survival. The provisions of this Agreement that would require that they survive the Closing of this Agreement in order to give them full force and effect will survive the Closing, including, without limitation, Sections 1(e), 2, 3, 5, 8 and 10. Likewise, the provisions of this Agreement which would require that they survive the termination of this Agreement in order to give them full force and effect will survive the termination of this Agreement.

(m) Headings. The headings used in this Agreement are inserted for convenience and ease of reference only and in no way limit the scope or intent of this Agreement or any provision hereof.

(n) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to any conflict or choice of law provisions thereof. Each Party hereby knowingly waives its rights to the application of the laws of any other jurisdiction to this Agreement or any dispute arising from, based on, or related to this Agreement.

(o) VENUE AND JURISDICTION. Each Party hereby consents to jurisdiction and venue exclusively in the Supreme Court of the State of New York, County of Nassau for resolution of any dispute arising from, BASED ON, or related to this AGREEMENT AND/OR ANY OTHER BUSINESS RELATIONSHIP BETWEEN THE PARTIES. Each party hereby waives, to the fullest extent permitted by law, any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

(p) WAIVER OF THE RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM, BASED ON, OR RELATED TO, THIS AGREEMENT AND/OR ANY OTHER BUSINESS RELATIONSHIP BETWEEN THE PARTIES.

(q) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior understandings, negotiations, discussions and agreements to the extent that they relate in any way to the subject matter hereof.

(r) Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature to this Agreement is delivered by facsimile or by e-mail delivery of a “.pdf” format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the Party executing the same with the same force and effect as if such facsimile or “.pdf” format signature page was an original thereof.

[SIGNATURE PAGE FOLLOWS]

25

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

TARSIER LTD.,
a Delaware corporation

By:	/s/ Isaac Sutton
Name:	Isaac Sutton
Title:	President

SELLERS:

Mr. Randall D. Satin,
an individual

/s/ Randall D. Satin

Mr. Lawrence Merson,
an individual

/s/ Lawrence Merson

Acknowledged and Agreed by:

TARGET:

1-800 NY BULBS LIMITED,
a New York corporation

By:	/s/ Randall D. Satin
Name:	Randall D. Satin
Title:	President

26